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                                                                      EXHIBIT 11

                      (In millions, except per share data)

                                                                  Three Months Ended
                                                                       March 31,
                                                                  ------------------
                                                                    1997      1996
                                                                  -------   --------
PRIMARY EARNINGS PER COMMON SHARE:

     Number of Shares:
     -----------------
     Average shares of common stock outstanding                       23.4   24.7

     Net effect of dilutive stock options - based on treasury stock
         method using average market price                              .2     .5
                                                                     -----  -----
     Total common and common equivalent shares outstanding            23.6   25.2
                                                                     -----  -----
     Net income (loss) per share of common stock                     $0.10  $(.22)
                                                                     =====  =====


     The unaudited earnings per share for all periods presented were computed based on the weighted average number of shares of common stock outstanding and common stock equivalents. While the market price of common stock as of March 31, 1997 was above the average for the three months ended March 31, 1997, the dilutive impact was immaterial.